Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-275129 on Form F-1 and Registration Statement No. 333-277054 on Form S-8 of our report dated March 20, 2024, relating to the financial statements of Greenfire Resources Ltd. appearing in this Annual Report on Form 20-F for the year ended December 31, 2023.

We consent to the incorporation by reference in Registration Statement No. 333-275129 on Form F-1 and Registration Statement No. 333-277054 on Form S-8 of our report dated April 21, 2023, relating to the financial statements of Japan Canada Oilsands Limited appearing in this Annual Report on Form 20-F of Greenfire Resources Ltd. for the year ended December 31, 2023.

Chartered Professional Accountants

/s/ Deloitte LLP

Calgary, Canada

April 12, 2024